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                                                                     EXHIBIT 4.5



                                CLECO CORPORATION
                       401 (k) SAVINGS AND INVESTMENT PLAN

               (As Amended and Restated Effective January 1, 1994)

                                Second Amendment

     Cleco Corporation, a Louisiana corporation, having established the Central Louisiana Electric Company, Inc. 401(k) Savings and Investment Plan, as amended and restated effective January 1, 1994 (the "Plan") and having reserved the right under Section 10.03 to amend the Plan, does hereby amend the Plan to document the change in the Company's name from Central Louisiana Electric Company, Inc., to Cleco Corporation, effective April 27, 1998, as follows:

     57. The name of the Plan is hereby changed to the " Cleco Corporation 401
(k) Savings and Investment Plan."

     2. Section 1.9 of the Plan is hereby amended in its entirety to read as follows:

          " 1.9 Company: Cleco Corporation, a Louisiana corporation, or a successor to Cleco Corporation in the ownership of substantially all of its assets."

     IN WITNESS WHEREOF, Cleco Corporation has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this ____ day of _______________, 1998, but effective as of the date specified herein.

                                            CLECO CORPORATION

                                            By:
                                               ---------------------------------

Attest:


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Secretary


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